Exhibit 5.01

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

August 11, 2009

3PAR Inc.

4209 Technology Drive

Fremont, California 94538

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on August 11, 2009 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 4,273,096 shares of your Common Stock, par value $0.01 per share (the “Shares”), (i) 3,052,212 shares of which are to be issued pursuant to options under the 2007 Equity Incentive Plan and (ii) 1,220,884 shares of which are to be issued pursuant to the 2007 Employee Stock Purchase Plan (collectively, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.